Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Reports Increased Earnings for Fourth Quarter 2014

Annapolis, MD (January 28, 2015) – Severn Bancorp, Inc., (Nasdaq: SVBI) (“Company”) parent company of Severn Savings Bank, FSB (“Severn”), reported net income of $1,550,000 or $.10 per share for the fourth quarter of 2014, a 45% increase compared to net income of $1,068,000 or $.05 per share for the third quarter of 2014. Earnings for the fourth quarter of 2014 are also significantly higher than the reported fourth quarter 2013 net loss of $5,472,000 or ($0.58) per share. Fourth quarter earnings in 2013 were impacted by the loss on the sale of certain non-performing loans during the year. For the year ended December 31, 2014 the Company reported net income of $2,909,000 or $.06 per share versus a loss of $25,165,000 or ($2.64) per share for the year ended December 31, 2013. Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends and discount amortization.

Severn Bancorp, Inc. saw results trending in the right direction for the fourth quarter, with a slight increase in net interest margin and a continued decrease in non-performing assets. The Company also saw a sizeable decrease in its quarterly efficiency ratio from 80.40% to 72.96%. Severn experienced an increase in its loan portfolio due to vigorous lending activity. Results also included a quarterly improvement in Return on Average Assets (ROAA) and Return on Average Equity (ROAE). Alan J. Hyatt, President and Chief Executive Officer commented, “We continue to make progress in key areas. Initiatives we have been working on for many months are producing results.”

Mr. Hyatt added, “We are gaining traction with the local small to mid-size business community who wants to work with a local bank. We offer a combination of knowledgeable staff, a wide array of products and unrivaled personal service. Banking may not always be at the top of everyone’s list, but we do our part to make the experience pleasurable for our customers. People appreciate someone going that extra mile for them. ”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $780 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013

Summary Operating Results:
Interest income	$8,086	$8,000	$7,808	$7,922	$7,983
Interest expense	2,236	2,153	2,130	2,115	2,204
Net interest income	5,850	5,847	5,678	5,807	5,779
Provision for loan losses	400	250	(19)	200	3,700
Net interest income (loss) after provision for loan losses	5,450	5,597	5,697	5,607	2,079
Non-interest income	1,495	1,245	962	976	1,011
Non-interest expense	5,394	5,754	7,235	5,706	8,562
Income (loss) before income tax provision	1,551	1,088	(576)	877	(5,472)
Income tax provision	1	20	-	10	-
Net income (loss)	$1,550	$1,068	$(576)	$867	$(5,472)

Per Share Data:
Basic earnings (loss) per share	$0.10	$0.05	$(0.12)	$0.03	$(0.58)
Diluted earnings (loss) per share	$0.09	$0.05	$(0.12)	$0.03	$(0.58)
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,067,379	10,067,379	10,067,379	10,066,679	10,066,679
Average diluted shares outstanding	10,905,866	10,101,445	10,067,379	10,103,153	10,066,679

Performance Ratios:
Return on average assets	0.20%	0.14%	-0.07%	0.11%	-0.66%
Return on average equity	1.88%	1.30%	-0.71%	1.06%	-6.31%
Net interest margin	3.32%	3.29%	3.19%	3.23%	3.15%
Efficiency ratio*	72.96%	80.40%	109.32%	84.90%	88.16%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013

Balance Sheet Data:
Total assets	$776,681	$769,313	$788,653	$793,433	$799,603
Total loans receivable	643,317	629,342	616,956	614,986	614,552
Allowance for loan losses	(9,435)	(9,282)	(10,828)	(11,225)	(11,739)
Net loans	633,882	620,060	606,128	603,761	602,813
Deposits	543,814	537,743	555,780	562,964	571,249
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	83,810	82,739	82,150	83,202	82,769
Bank's Tier 1 core capital to total assets	13.8%	13.7%	13.2%	13.2%	12.9%
Book value per share	$5.68	$5.57	$5.51	$5.62	$5.57

Asset Quality Data:
Non-accrual loans	$12,845	$10,798	$13,401	$12,567	$11,035
Foreclosed real estate	1,947	5,024	5,689	5,561	8,972
Total non-performing assets	14,792	15,822	19,090	18,128	20,007
Total non-accrual loans to net loans	2.0%	1.7%	2.2%	2.1%	1.8%
Total non-accrual loans to total assets	1.7%	1.4%	1.7%	1.6%	1.4%
Allowance for loan losses	9,435	9,282	10,828	11,225	11,739
Allowance for loan losses to total loans	1.5%	1.5%	1.8%	1.8%	1.9%
Allowance for loan losses to total non-accrual loans	73.5%	86.0%	80.8%	89.3%	106.4%
Total non-performing assets to total assets	1.9%	2.1%	2.4%	2.3%	2.5%
Non-accrual troubled debt restructurings (included above)	2,641	1,853	1,868	2,018	1,679
Performing troubled debt restructurings	27,724	28,828	30,146	34,021	35,239